UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)

                              SPORT-HALEY, INC.
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                 848925 10 3
                               (CUSIP Number)

CUSIP No. 848925 10 3           13G

1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Nancy S. Haley

2)   Check the Appropriate Box if Member of a Group*

     a)
     b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     U.S.

Number of Shares       5) Sole Voting Power       176,590
Beneficially Owned     6) Shared Voting Power      14,000
By Each Reporting      7) Sole Dispositive Power  176,590
Person With            8) Shared Dispositive
                            Power                  14,000

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     190,590

10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

11)  Percent of Class Represented by Amount in Row 9

     4.5%

12)  Type of Reporting Person*

     IN


                             AMENDMENT NO. 2 TO
                              SCHEDULE 13G FOR
                               NANCY S. HALEY



Item 1(a).   Name of Issuer:  Sport-Haley, Inc

Item 1(b). Address of Issuer's Principal Executive Offices: 4600 E. 48th Avenue, Denver, Colorado 80216

Item 1(c).   Name of Person Filing:  Nancy S. Haley

Item 2(b).   Address of Principal Business Office or, if None, Residence:
             The address of the residence of Ms. Haley is 13400 West 16th Drive, Golden, Colorado 80401

Item 2(c).   Citizenship:  Ms. Haley is a United States Citizen.

Item 2(d).   Title of Class of Securities:  Common Stock.

Item 2(e).   CUSIP Number:  848925 10 3

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             (a) [  ]   Broker or Dealer registered under Section 15 of
                        the Securities Exchange Act of 1934 (the "Act").

             (b) [  ]   Bank as defined in Section 3(a)(6) of the Act.

             (c) [  ]   Insurance Company as defined in Section 3(a)(19)
                        of the Act.

             (d) [  ]   Investment Company registered under Section 8 of
                        the Investment Company Act of 1940.

             (e) [  ]   Investment Adviser registered under Section 203 of
                        the Investment Advisers Act of 1940.

             (f) [  ]   Employee Benefit Plan, Pension Fund which is
                        subject to the provisions of the Employee
                        Retirement Income Security Act of 1974 or
                        Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the
                        Act.

             (g) [  ]   Parent Holding Company, in accordance with Rule
                        13d-1(b)(ii)(G) of the Act.

             (h) [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                        of the Act.

             Not applicable.

Item 4.      Ownership.

             (a) Amount Beneficially Owned: Ms. Haley is the beneficial owner of 190,590 shares of Common Stock as of October 31, 1996. Includes 14,000 shares owned by her spouse and children which are owned indirectly.

             (c) Percent of Class: 4.5% (based on the 4,270,680 shares of Common Stock reported to be outstanding on June 30, 1996 in the Sport-Haley, Inc. Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1996.)

             (d)  Number of shares as to which such person has:

                   (i)  sole power to vote or to direct the vote:  176,590
                        shares.

                  (ii)  shared power to vote or to direct the vote:
                        14,000 shares.

                 (iii) sole power to dispose or to direct the disposition of: 176,590 shares.

                  (iv) shared power to dispose or to direct the disposition of: 14,000 shares.

Item 5.      Ownership of Five Percent or Less of a Class.

             As of the date hereof, Ms. Haley is no longer the beneficial owner of five percent (5.0%) of the shares of Sport-Haley, Inc.

Item 6.      Ownership of More than Five Percent on Behalf of Another
             Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             Not applicable.

             Not filed pursuant to Rule 13d-1(b).


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: October 20, 1996           /s/ Nancy S. Haley
                                  Nancy S. Haley

                                  APPENDIX


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No.  )

                              SPORT-HALEY, INC.
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                 848925 10 3
                               (CUSIP Number)


CUSIP No. 848925 10 3         13G

1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Nancy S. Haley

2)   Check the Appropriate Box if Member of a Group*

     a)
     b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     United States

Number of Shares       5) Sole Voting Power       469,000
Beneficially Owned     6) Shared Voting Power      14,000
By Each Reporting      7) Sole Dispositive Power  469,000
Person With            8) Shared Dispositive
                            Power                  14,000

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     483,000

10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

11)  Percent of Class Represented by Amount in Row 9

     16.0%

12)  Type of Reporting Person*

     IN


                                SCHEDULE 13G



Item 1.

(a)  Name of Issuer:

     Sport-Haley, Inc.

(b)  Address of Issuer's Principal Executive Offices:

     4600 E. 48th Avenue
     Denver, Colorado 80216

Item 2.

(a)  Name of Persons Filing:

     Nancy S. Haley

(b)  Address of Principal Business Office:

     460 E. 48th Avenue
     Denver, Colorado 80216

(c)  Citizenship:

     Nancy S. Haley is a U.S. Citizen.

(d)  Title of Class of Securities:

     Common Stock.

(e)  CUSIP Number:

     848925 10 3

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the persons filing are a:

     (a) [  ]  Broker or Dealer registered under section 15 of the Act

     (b) [  ]  Bank as defined in section 3(a)(6) of the Act

     (c) [  ]  Insurance Company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940

     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

     (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)

     (h) [  ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership

(a)  Amount Beneficially Owned:

     483,000 shares

(b)  Percent of Class:

     16%

(c)  Number of shares as to which such persons (See Item 6 below) have:

     i)   sole power to vote or to direct the vote:

          469,000 shares

     ii)  shared power to vote or to direct the vote:

          14,000 shares

     iii) sole power to dispose or to direct the disposition of:

           469,000 shares

     iv)  shared power to dispose or to direct the disposition of:

          14,000 shares

Item 5.   Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

     Ms. Haley is the record owner of 469,000 shares covered by this report and may be deemed to be the beneficial owner of an additional 14,000 shares of Common Stock covered by this report, which shares are owned of record by her husband and minor children. Ms. Haley has the right to direct the receipt of dividends from, or the proceeds from the sale of 469,000 shares of Common Stock covered by this report. Ms. Haley, her husband and children may be deemed to share the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, 14,000 shares of Common Stock covered by this report.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

     Not applicable.

Item 8.   Identification and Classification of Member of the Group

     Not applicable.

Item 9.   Notice of Dissolution of Group

     Not applicable.

Item 10.  Certification.

     Not applicable.


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               3-6-95
                                  -------------------------------
                                               Date


                                  /s/ Nancy S. Haley
                                  Nancy S. Haley

                                  APPENDIX

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 1)

                              SPORT-HALEY, INC.
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                 848925 10 3
                               (CUSIP Number)


CUSIP No. 848925 10 3         13G

1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Nancy S. Haley

2)   Check the Appropriate Box if Member of a Group*

     a)
     b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     United States

Number of Shares       5) Sole Voting Power       439,000
Beneficially Owned     6) Shared Voting Power      14,000
By Each Reporting      7) Sole Dispositive Power  439,000
Person With            8) Shared Dispositive
                            Power                  14,000

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     453,000

10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

11)  Percent of Class Represented by Amount in Row 9

     14.1%

12)  Type of Reporting Person*

     IN


                                SCHEDULE 13G



Item 1.

(a)  Name of Issuer:  Sport-Haley, Inc.

(b)  Address of Issuer's Principal Executive Offices:

     4600 E. 48th Avenue
     Denver, Colorado 80216

Item 2.

(a)  Name of Persons Filing:

     Nancy S. Haley

(b)  Address of Principal Business Office:

     4600 E. 48th Avenue
     Denver, Colorado 80216

(c)  Citizenship:

     Nancy S. Haley is a U.S. Citizen.

(d)  Title of Class of Securities:

     Common Stock.

(e)  CUSIP Number:

     848925 10 3

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the persons filing are a:

          (a) [ ] Broker or Dealer registered under section 15 of the Act

          (b) [  ]  Bank as defined in section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

          (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)

          (h) [  ]  Group, in accordance with section 240.13d-
                    1(b)(1)(ii)(H)

Item 4.  Ownership

(a)  Amount Beneficially Owned:

     453,000 shares

(b)  Percent of Class:

     14.1%

(c)  Number of shares as to which such persons (See Item 6 below) have:

     i)   sole power to vote or to direct the vote:

          439,000 shares

     ii)  shared power to vote or to direct the vote:

          14,000 shares

     iii) sole power to dispose or to direct the disposition of:

           439,000 shares

     iv)  shared power to dispose or to direct the disposition of:

          14,000 shares

Item 5.   Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

     Ms. Haley is the record owner of 439,000 shares covered by this report and may be deemed to be the beneficial owner of an additional 14,000 shares of Common Stock covered by this report, which shares are owned of record by her husband and minor children. Ms. Haley has the right to direct the receipt of dividends from, or the proceeds from the sale of 439,000 shares of Common Stock covered by this report. Ms. Haley, her husband and children may be deemed to share the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, 14,000 shares of Common Stock covered by this report.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

     Not applicable.

Item 8.   Identification and Classification of Members of the Group

     Not applicable.

Item 9.   Notice of Dissolution of Group

     Not applicable.

Item 10.  Certification.

     Not applicable.


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               1-19-96
                                  -------------------------------
                                               Date

                                  /s/ Nancy S. Haley
                                  Nancy S. Haley